UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) December 9, 2009

CARLISLE COMPANIES INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-9278	31-1168055
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

13925 Ballantyne Corporate Place, Suite 400, Charlotte, NC 28277

(Address of principal executive offices)

704-501-1100

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFS 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.05.    Costs Associated with Exit or Disposal Activities.

On December 9, 2009, Carlisle Companies Incorporated (the “Company”) approved plans to (i) with respect to its wholly-owned subsidiary, Carlisle Industrial Brake & Friction, Inc., close the manufacturing facility located in Logansport, Indiana (the “Logansport Facility”), consolidate manufacturing previously conducted at the Logansport Facility with and into the manufacturing facilities located in Bloomington, Indiana and Hangzhou, China and sell the Logansport Facility’s remaining assets, and (ii) with respect to its wholly-owned limited liability company, Tensolite LLC d/b/a Carlisle Interconnect Technologies, close the manufacturing facility located in Vancouver, Washington (the “Vancouver Facility”), consolidate manufacturing operations previously conducted at the Vancouver Facility with and into the manufacturing facilities located in Long Beach, California and Yichang, China and sell the Vancouver Facility’s remaining assets.

In connection with its determination to close and consolidate the Logansport and Vancouver Facilities, the Company has estimated that the following pre-tax non-cash charges will be incurred in the fourth quarter 2009: (i) with respect to the Logansport Facility, (a) $1.8 million impairment charge related to long-lived assets, and (b) $0.6 million charge related to inventory, and (ii) with respect to the Vancouver Facility, (a) $1.4 million impairment charge related to long-lived assets, and (b) $0.8 million charge related to inventory.  The Company also expects to incur pre-tax cash charges for  contract termination, severance and other charges as follows: (i) with respect to the Logansport Facility, $0.4 million in the fourth quarter 2009 and $2.1 million in 2010, and (ii) with respect to the Vancouver Facility, $1.3 million in 2009 and $0.9 million in 2010.

The Company’s disposition plans could result in additional asset impairments, contract termination costs, severance related charges and other charges depending upon the final outcome of the sale processes, any such charges are expected to be reported in 2010.

Item 2.06     Material Impairments.

See discussion above under “Item 2.05 Costs Associated with Exit or Disposal Activities.”

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 15, 2009	CARLISLE COMPANIES INCORPORATED

	By:	/s/ Steven J. Ford
Steven J. Ford, Vice President and Chief Financial Officer